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                                                                    EXHIBIT 99.1

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BAKER HUGHES AND SCHLUMBERGER SIGN MOU FOR CREATION OF SEISMIC VENTURE

BAKER HUGHES' WESTERN GEOPHYSICAL AND SCHLUMBERGER'S GECO-PRAKLA TO BE COMBINED IN VENTURE TO BE CALLED WESTERN GECO

HOUSTON--(BUSINESS WIRE)--May 31, 2000--Baker Hughes Incorporated (NYSE:BHI - news; PCX:BHI)(EBS:BHI) announced today the signing of a Memorandum of Understanding (MOU) with Schlumberger Limited for the purpose of creating a seismic venture to be called Western GECO. The transaction is expected to be completed before the end of the year and is subject to signing a definitive agreement and to regulatory and board approvals.

Under the terms of the MOU, Baker Hughes will negotiate a transaction with Schlumberger whereby they would create a venture that would own the seismic acquisition assets, data processing assets, multi-client seismic libraries, and other assets of Western Geophysical and Geco-Prakla, respectively. In addition, Baker Hughes would receive from Schlumberger approximately $500 million in cash. The transaction would also allow Baker Hughes to make certain working capital reductions valued at approximately $100 million. Baker Hughes and Schlumberger would respectively own 30% and 70% of the venture, which would operate under the name Western GECO.

The Western GECO venture would have had pro forma 1999 revenue of approximately $1.5 billion. Gary E. Jones, president of Western Geophysical would be president of the venture.

"The Western GECO venture is expected to result in improved efficiencies in data processing and land and marine data acquisition that can benefit our customers," Baker Hughes chairman, CEO and president Joe B. Foster said. "The new venture would have strong R&D funding, an excellent workforce and superior seismic acquisition and data processing technology. It would reflect a combination of Western Geophysical's strengths in execution of acquisition surveys, particularly on land, and data processing, and Geco-Prakla's marine acquisition capabilities, R&D, engineering and manufacturing strengths. In addition, upon completion of the venture, our customers would have access to an expanded, world-class, multi-client seismic data library."

Mr. Foster continued, "The venture announced today is an important strategic milestone for Baker Hughes. The creation of the venture assures that Baker Hughes would have fair and equal access to seismic technology for use in all our oilfield businesses while simultaneously improving Baker Hughes' overall performance. It allows us to focus on Baker Hughes' traditionally strong service and product oriented business units."


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Baker Hughes plans to use the proceeds from the transaction to reduce debt. The venture is expected to generate substantial cost savings, which would result in an improvement in operating costs exceeding what the two businesses could have achieved separately, and which would support the venture's continued investment in seismic technology.

Baker Hughes and Schlumberger intend to make their filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as other requisite regulatory filings, including foreign filings, in connection with the transaction.

Conference Call

Baker Hughes will host a conference call on Wednesday, May 31, 2000 at 10:00 am Eastern daylight time (9:00 am Central daylight time) to discuss this announcement. The dial-in number for the call is 312-470-0131 (ask for the "Baker Hughes conference call"). A replay of the call also will be available at 402-280-1671 until Wednesday, June 7, 2000 at 6:00 pm Eastern daylight time. The call also will be webcast with a replay until June 7, 2000 at www.bakerhughes.com/investor.

Forward Looking Statements

This press release and any oral statements made in connection with this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "improve," "continue," "expect," "plans", "would," "projected" and "expected" and similar expressions are intended to identify forward-looking statements.

Baker Hughes' expectations regarding the final terms of the venture and their impact on Baker Hughes, including the impact on its estimated working capital reductions, are only its forecasts regarding these matters. This press release describes Baker Hughes' understanding of a transaction that it will negotiate with Schlumberger. During negotiation of a definitive agreement, it is possible that the terms of the transaction could change. As completion of the formation of the venture is not expected to occur until a definitive agreement is reached and all requisite regulatory approvals are obtained, it is possible that there will be adjustments to the parties' contributions to reflect changes in the parties relative asset values contributed to the venture during the intervening period. Additionally, the parties expect that they will agree on their respective contributions to the net working capital of the venture in proportion to their interest. The level of these contributions has not yet been agreed upon. This factor, as well as changes in working capital at Western Geophysical during the period prior to completion of the transaction, could affect Baker Hughes' estimates of its net working capital reduction resulting from the transaction.

Baker Hughes' expectations regarding debt reduction arising from the transaction are only its forecasts regarding this matter. Baker Hughes' plans to reduce debt and will be affected by the actual amount of proceeds that Baker Hughes receives in the transaction, the amount of its net working capital contribution to the venture and the outlook for its business at the time the transaction is completed.

Baker Hughes' expectations regarding the venture's expected cost savings and improvements in operating costs are only its forecasts regarding these matters. These forecasts are dependent on the venture's execution of a cost reduction plan and the outlook for its business and the oil and gas industry in general.

Baker Hughes' outlook for its business, the venture's business and the oil and gas industry are only its forecasts regarding these matters. These forecasts may be substantially different from actual results, which are affected by the following factors: the effect of competition; the level of petroleum industry





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exploration and production expenditures; world economic conditions, including
(without limitations) the ability of Asian countries to grow their respective economies; price of, and the demand for, crude oil and natural gas; drilling activity; weather; the legislative environment in the United States and other countries; OPEC policy; conflict in the Middle East and other major petroleum-producing or consuming regions, the development of technology that lowers overall finding and development costs and the condition of the capital and equity markets.

Baker Hughes is a leading supplier of reservoir-centered products, services and systems to the worldwide oil and gas industry.

NOT INTENDED FOR BENEFICIAL HOLDERS

Contact:


     Baker Hughes Incorporated, Houston
     Gary R. Flaharty, 713/439-8039
     gary.flaharty@bakerhughes.com